UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Internal Memo

DATE:	July 12, 2007

TO:	All Huntsman Associates

FROM:	Peter R. Huntsman
President and CEO

RE:	Update Regarding the Sale of Huntsman Corporation

Dear Fellow Huntsman Associates:

Earlier today, our Board of Directors voted to terminate the Company’s merger agreement with Basell and to enter into a merger agreement with Hexion Specialty Chemicals, Inc. (“Hexion”), an affiliate of Apollo Management, L.P. Pursuant to the Board’s direction, the Company has now taken both of these steps.

Under the terms of the Hexion agreement, Hexion has agreed to acquire all of the outstanding common stock of Huntsman for $28 per share in a transaction with a total value of approximately $10.6 billion, including the assumption of debt. This is a very favorable outcome for our shareholders and one that reflects a confidence in our Company of which all of us can be very proud. Hexion is an attractive candidate for a merger with Huntsman. We have complementary businesses and, together, will have an even stronger technology platform from which to serve our customers. I truly believe that exciting opportunities lie ahead.

It will likely be some time before Hexion is able to close on this transaction with Huntsman. Thus, for the time being, you should expect that capital projects, planned hiring, performance reviews, merit increases, and our other business practices will continue in the ordinary course of business for Huntsman.

Because under applicable law our Board of Directors may be required to consider a proposal superior to Hexion’s should one be presented to the Company in the coming days, it will not be until at least the latter part of next week before members of our senior management team can begin to meet with you to discuss the Hexion transaction. We are eager to do so, but until then let me encourage you to remain steadfast in your commitment to the safe operation of our facilities.

Although this process of negotiating new ownership for our great Company has taken an unexpected turn or two along the way, I am confident that its future is very bright indeed. I look forward to providing you with periodic updates as additional information is available.

Sincerely,

Peter R. Huntsman

Important Additional Information Regarding the Merger will be filed with the SEC:

In connection with the proposed merger pursuant to the Hexion Agreement, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE HEXION AGREEMENT. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the Company’s website at  http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Hexion Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Hexion Agreement, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Hexion Agreement, which will be filed with the SEC.